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                                  EXHIBIT 8.01

                                                                    June 9, 2000

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ  07920

Ladies and Gentlemen:

         Reference is made to the planned merger (the "Merger") of B-Group Merger Corp., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of AT&T Corp., a New York corporation ("AT&T"), with and into The Todd-AO Corporation, a Delaware corporation ("Todd"), pursuant to the Agreement and Plan of Merger, dated as of December 10, 1999, as amended, among AT&T, Merger Sub, Liberty Media Corporation, a Delaware corporation ("Liberty"), and Todd (the "Agreement"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Agreement. References contained in this letter to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement, (ii) the Proxy Statement/Prospectus dated May 8, 2000 included in the Registration Statement on Form S-4 filed by AT&T with the Securities and Exchange Commission ("SEC") in connection with the Merger (the "Proxy Statement") and (iii) the officers' certificates dated as of the date hereof that were provided to us by AT&T, Merger Sub, Liberty, and Todd and which are attached hereto as exhibits. In addition, we assume that the Merger will be consummated strictly in accordance with the Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

         On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable U.S. federal income tax law:

         (i) The Merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

         (ii) Each of AT&T and Todd should be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (iii) No gain or loss should be recognized for U.S. federal income tax purposes by AT&T or any member of its consolidated group as a result of the Merger and the issuance of shares of Class A Liberty Group Stock in connection therewith, except to the extent of any gain or loss that may be recognized

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               by Parent or any member of its consolidated group in its capacity as a shareholder or owner of any other interest in the Company prior to the Merger; and

         (iv) No gain or loss should be recognized for U.S. federal income tax purposes by the Company as a result of the Merger.

         Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position. No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law.

         This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and is not to be relied upon by any other person, except for Liberty, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person, except for Liberty, without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing with the SEC of this letter as an exhibit to a post-effective amendment to the Registration Statement of which the Proxy Statement is a part and to the references therein to our firm name. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.

                                                      Sincerely,

                                                      /s/ Baker Botts L.L.P.

                                                      BAKER BOTTS L.L.P.
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